                                  EXHIBIT 4.5

                           CERTIFICATE OF AMENDMENT
                                      OF
                           ARTICLES OF INCORPORATION
                                      OF
                   CARDIODYNAMICS INTERNATIONAL CORPORATION

     Michael K. Perry and Steve P. Loomis hereby certify that:

     1. They are the Chief Executive Officer and Secretary, respectively, of CardioDynamics International Corporation, a California corporation.

     2. The first paragraph of Article Three of the Articles of Incorporation of this corporation is amended to read as follows:

          "ARTICLE THREE: The corporation is authorized to issue two classes of stock, to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which the corporation is authorized to issue is 118,000,000 shares. 100,000,000 shares shall be Common Stock and 18,000,000 shares shall be Preferred Stock."

     3. The foregoing amendment of the Articles of Incorporation has been duly approved by the Board of Directors.

     4. The foregoing amendment of the Articles of Incorporation has been duly approved by the required vote of shareholders in accordance with Section 902 of the California Corporations Code. The total number of outstanding shares of the Corporation is 42,189,844 shares of Common Stock. The number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was more than 50 percent of all outstanding shares. No shares of Preferred Stock are outstanding.

     We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

     Dated: July 27, 2000

                                   /s/ Michael K. Perry
                                   ---------------------------------------------
                                   Michael K. Perry, Chief Executive Officer



                                   /s/ Steve P. Loomis
                                   ---------------------------------------------
                                   Steve P. Loomis, Secretary